July 2026

Pricing Supplement

Dated July 31, 2026

Registration Statement No. 333-282565

Filed pursuant to Rule 424(b)(2)

(To Prospectus dated November 8, 2024, Prospectus Supplement dated November 8, 2024 and Product Supplement dated November 8, 2024)

STRUCTURED INVESTMENTS

Opportunities in U.S. and International Equities

$253,000 PLUS Based on the Value of an Equally Weighted Basket Consisting of Ten Stocks due August 11, 2027

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

The PLUS will pay no interest and do not guarantee any return of principal at maturity. At maturity, if the final basket value is greater than the initial basket value, investors will receive the stated principal amount of their investment plus the leveraged upside performance of the basket, subject to the maximum payment at maturity. However, if the final basket value is less than the initial basket value, investors will lose 1% for every 1% that the final basket value falls below the initial basket value. Under these circumstances, the payment at maturity will be less than the stated principal amount and could be as low as zero. Accordingly, the PLUS do not guarantee any return of principal at maturity and you could lose some or all of your investment in the PLUS. The PLUS are for investors who seek a return based on the performance of the basket components and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage feature which applies to a limited range of positive performance of the basket. The PLUS are senior unsecured debt securities issued by The Bank of Nova Scotia (“BNS”). The PLUS are notes issued as part of BNS’ Senior Note Program, Series A.

All payments on the PLUS are subject to the credit risk of BNS. If BNS were to default on its payment obligations, you may not receive any amounts owed to you under the PLUS and you could lose your entire investment in the PLUS. These PLUS are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

SUMMARY TERMS
Issuer:	The Bank of Nova Scotia (“BNS”)
Issue:	Senior Note Program, Series A
Basket:	Basket component	Bloomberg ticker	Basket component weighting	Initial basket component value	Multiplier
	Common stock of Albemarle Corporation	ALB UN	10.00%	$117.64	0.08500510
	Common stock of KLA Corporation	KLAC UW	10.00%	$182.82	0.05469861
	Common stock of Lam Research Corporation	LRCX UW	10.00%	$293.02	0.03412736
	Common stock of MP Materials Corp.	MP UN	10.00%	$41.37	0.24172105
	Common stock of Micron Technology, Inc.	MU UW	10.00%	$823.03	0.01215023
	Common stock of NVIDIA Corporation	NVDA UW	10.00%	$200.75	0.04981320
	Common stock of Palantir Technologies Inc.	PLTR UW	10.00%	$123.06	0.08126117
	American depositary receipts of Rio Tinto plc	RIO UN	10.00%	$96.85	0.10325245
	Common stock of Rockwell Automation, Inc.	ROK UN	10.00%	$480.08	0.02082986
	Common stock of RTX Corporation	RTX UN	10.00%	$215.22	0.04646408
Aggregate principal amount:	$253,000
Stated principal amount:	$1,000.00 per PLUS
Issue price:	$1,000.00 per PLUS (see “Commissions and issue price” below)
Minimum investment:	$1,000 (1 PLUS)
Coupon:	None
Pricing date:	July 31, 2026
Original issue date:

August 5, 2026 (3 business days after the pricing date). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day (T+1), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the PLUS in the secondary market on any date prior to one business day before delivery of the PLUS will be required, by virtue of the fact that the PLUS initially will settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

Valuation date:	August 6, 2027, subject to postponement in the event of a market disruption event as described in the accompanying product supplement.
Maturity date:	August 11, 2027, subject to postponement in the event of a market disruption event, as described in the accompanying product supplement
Payment at maturity per PLUS:

￭ If the final basket value is greater than the initial basket value:

$1,000.00 + leveraged upside payment

In no event will the payment at maturity exceed the maximum payment at maturity.

￭  If the final basket value is less than or equal to the initial basket value:

$1,000.00 + ($1,000.00 × basket return)

Accordingly, if the final basket value is less than the initial basket value, you will lose 1% for every 1% that the final basket value falls below the initial basket value and you could lose up to your entire investment in the PLUS.

Basket return:	(final basket value − initial basket value) / initial basket value
Leverage factor:	150%
Leveraged upside payment:	$1,000.00 × leverage factor × basket return
Maximum gain:	51.24%
Maximum payment at maturity:	$1,512.40 per PLUS (151.24% of the stated principal amount)
Initial basket value:

100, which is equal to the sum of the products (i) of the initial basket component values of each of the basket components, as set forth under “Basket — Initial basket component value” above, and (ii) the applicable multiplier for each of the basket components.

Final basket value:	The basket closing value on the valuation date.
Basket closing value:

The basket closing value as of any applicable day is the sum of the products of (i) the basket component closing value of each of the basket components and (ii) the applicable multiplier for such basket component on such date.

Basket component closing value:

With respect to each basket component, the basket component closing value as of any applicable day is its closing value as determined by the calculation agent and described in the accompanying product supplement under “General Terms of the Notes — Determining the Value of the Reference Asset — Closing Value for a Reference Equity”, as may be adjusted as described in the accompanying product supplement under “General Terms of the Notes — Unavailability of the Closing Value of a Reference Asset; Adjustments to a Reference Asset — Unavailability of the Closing Value of a Reference Equity” and “— Anti-Dilution Adjustments Relating to a Reference Equity”.

Multiplier:

The multipliers were set on the pricing date based on each basket component’s respective initial basket component value so that each basket component represents its applicable basket component weighting in the predetermined initial basket value. Each multiplier will remain constant for the term of the PLUS. See “Basket — Multiplier” above.

CUSIP/ISIN:	063941CQ9 / US063941CQ99
Listing:	The PLUS will not be listed or displayed on any securities exchange or any electronic communications network.
Calculation agent:	Scotia Capital Inc.
Agent:

 Scotia Capital (USA) Inc. (“SCUSA”), an affiliate of BNS. See “Additional Information About the PLUS — Supplemental information regarding plan of distribution (conflicts of interest); secondary markets (if any).”

Estimated value on the pricing date:

 $964.59 per stated principal amount, which is less than the issue price listed above. See “Additional Information About the PLUS — Additional information regarding estimated value of the PLUS” herein and “Risk Factors — Risks Relating to Estimated Value and Liquidity” beginning on page 10 of this document for additional information. The actual value of your PLUS at any time will reflect many factors and cannot be predicted with accuracy.

Commissions and issue price:	Price to Public(1)	Fees and Commissions(1)	Proceeds to Issuer
Per PLUS:	$1,000.00	$10.00(a) $5.00(b) $15.00	$985.00
Total:	$253,000.00	$3,795.00	$249,205.00

(1)SCUSA has agreed to purchase the PLUS at the stated principal amount and, as part of the distribution of the PLUS, has agreed to sell all of the PLUS to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) at an underwriting discount which reflects:

(a) a fixed sales commission of $10.00 per $1,000.00 stated principal amount of PLUS that Morgan Stanley Wealth Management sells and

(b)a fixed structuring fee of $5.00 per $1,000.00 stated principal amount of PLUS that Morgan Stanley Wealth Management sells,

each payable to Morgan Stanley Wealth Management. See “Additional Information About the PLUS — Supplemental information regarding plan of distribution (conflicts of interest); secondary markets (if any)”.

The PLUS involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 8.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this document, the accompanying product supplement, the prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

The PLUS are not insured by the Canada Deposit Insurance Corporation (the “CDIC”) pursuant to the Canada Deposit Insurance Corporation Act (the “CDIC Act”) or the U.S. Federal Deposit Insurance Corporation or any other government agency of Canada, the U.S. or any other jurisdiction. The PLUS are not bail-inable debt securities under the CDIC Act.

Product supplement dated November 8, 2024	Prospectus supplement dated November 8, 2024	Prospectus dated November 8, 2024

$253,000 PLUS Based on the Value of an Equally Weighted Basket Consisting of Ten Stocks due August 11, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Additional Information About BNS and the PLUS

You should read this pricing supplement together with the prospectus dated November 8, 2024, as supplemented by the prospectus supplement dated November 8, 2024 and the product supplement (Market-Linked Notes, Series A) dated November 8, 2024, relating to our Senior Note Program, Series A, of which these PLUS are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product supplement.

The PLUS may vary from the terms described in the accompanying prospectus, prospectus supplement and product supplement in several important ways. You should read this pricing supplement carefully, including the documents incorporated by reference herein. In the event of any conflict between this pricing supplement and any of the foregoing, the following hierarchy will govern: first, this pricing supplement; second, the accompanying product supplement; third, the accompanying prospectus supplement; and last, the accompanying prospectus. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website).

This pricing supplement, together with the documents listed below, contains the terms of the PLUS and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” herein, in “Additional Risk Factors Specific to the Notes” of the accompanying product supplement and in “Risk Factors” of the accompanying prospectus supplement and of the accompanying prospectus, as the PLUS involve risks not associated with conventional debt securities.

We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the PLUS in light of your particular circumstances.

You may access these documents on the SEC website at www.sec.gov as follows:

♦Product Supplement (Market-Linked Notes, Series A) dated November 8, 2024:
http://www.sec.gov/Archives/edgar/data/9631/000183988224038316/bns_424b2-21309.htm

♦Prospectus Supplement dated November 8, 2024:
http://www.sec.gov/Archives/edgar/data/9631/000183988224038303/bns_424b3-21311.htm

♦Prospectus dated November 8, 2024:
http://www.sec.gov/Archives/edgar/data/9631/000119312524253771/d875135d424b3.htm

References to “BNS”, “we”, “our” and “us” refer only to The Bank of Nova Scotia and not to its consolidated subsidiaries and references to the “PLUS” refers to the Performance Leveraged Upside Securities that are offered hereby. Also, references to the “accompanying product supplement” mean the BNS product supplement, dated November 8, 2024, references to the “accompanying prospectus supplement” mean the BNS prospectus supplement, dated November 8, 2024 and references to the “accompanying prospectus” mean the BNS prospectus, dated November 8, 2024.

BNS reserves the right to change the terms of, or reject any offer to purchase, the PLUS prior to their issuance. In the event of any changes to the terms of the PLUS, BNS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case BNS may reject your offer to purchase.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are service marks of Morgan Stanley.

July 2026 Page 2

$253,000 PLUS Based on the Value of an Equally Weighted Basket Consisting of Ten Stocks due August 11, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Investment Overview

Performance Leveraged Upside Securities

Principal at Risk Securities

The PLUS Based on the Value of an Equally Weighted Basket Consisting of Ten Stocks due August 11, 2027 can be used:

￭As an alternative to direct exposure to the basket that enhances returns for a certain range of positive performance of the basket, subject to the maximum payment at maturity; however, by investing in the PLUS, you will not be entitled to receive any dividends or other distributions paid with respect to the basket components, or any interest payments, and your return will not exceed the maximum payment at maturity. You should carefully consider whether an investment that does not provide for any dividends or any other distributions, interest payments or exposure to the positive performance of the basket beyond a value that, when multiplied by the leverage factor, exceeds the maximum gain is appropriate for you.

￭To enhance returns and potentially outperform the basket in a moderately bullish scenario.

￭To achieve similar levels of upside exposure to the basket as a hypothetical direct investment in the basket, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor.

The PLUS are exposed on a 1:1 basis to the negative performance of the basket.

Maturity:	Approximately 12 months
Leverage factor:	150% (applicable only if the final basket value is greater than the initial basket value)
Maximum payment at maturity:	$1,512.40 per PLUS (151.24% of the stated principal amount)
Maximum gain:	51.24%
Coupon:	None
Minimum payment at maturity:	None. Investors may lose up to their entire investment in the PLUS.
Basket component weighting:	Basket component	Basket component weighting
	Common stock of Albemarle Corporation	10.00%
	Common stock of KLA Corporation	10.00%
	Common stock of Lam Research Corporation	10.00%
	Common stock of MP Materials Corp.	10.00%
	Common stock of Micron Technology, Inc.	10.00%
	Common stock of NVIDIA Corporation	10.00%
	Common stock of Palantir Technologies Inc.	10.00%
	American depositary receipts of Rio Tinto plc	10.00%
	Common stock of Rockwell Automation, Inc.	10.00%
	Common stock of RTX Corporation	10.00%
Listing:	The PLUS will not be listed or displayed on any securities exchange or any electronic communications network.

July 2026 Page 3

$253,000 PLUS Based on the Value of an Equally Weighted Basket Consisting of Ten Stocks due August 11, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Key Investment Rationale

Investors can use the PLUS to leverage returns by 150%, up to the maximum gain. At maturity, investors will receive an amount in cash based upon the basket return. If the final basket value is greater than the initial basket value, investors will receive the stated principal amount of their investment plus the leveraged upside performance of the basket, subject to the maximum payment at maturity. However, if the final basket value is less than the initial basket value, investors will lose 1% for every 1% that the final basket value falls below the initial basket value. Investors may lose up to their entire investment in the PLUS. All payments on the PLUS are subject to the credit risk of BNS.

Investors will not be entitled to receive any dividends or other distributions paid with respect to the basket components and the PLUS do not pay periodic interest. You should carefully consider whether an investment that does not provide for any dividends, any other distributions or periodic interest is appropriate for you.

Leveraged Performance up to a Cap	The PLUS offer investors an opportunity to capture enhanced returns within a certain range of positive performance of the basket relative to a hypothetical direct investment in the basket.

Upside Scenario

If the final basket value is greater than the initial basket value, at maturity you will receive the stated principal amount of $1,000.00 plus the leveraged upside payment, subject to the maximum payment at maturity of $1,512.40 per PLUS (151.24% of the stated principal amount).

Par Scenario	If the final basket value is equal to the initial basket value, at maturity you will receive the stated principal amount.

Downside Scenario

If the final basket value is less than the initial basket value, at maturity you will receive less than the stated principal amount, if anything, resulting in a percentage loss of your investment equal to the basket return. For example, if the basket return is -35%, each PLUS will redeem for $650.00, or 65% of the stated principal amount. There is no minimum payment on the PLUS and you could lose up to your entire investment in the PLUS.

July 2026 Page 4

$253,000 PLUS Based on the Value of an Equally Weighted Basket Consisting of Ten Stocks due August 11, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Investor Suitability

The PLUS may be suitable for you if:

■You fully understand and are willing to accept the risks of an investment in the PLUS, including the risk that you may lose up to 100% of your investment in the PLUS

■You can tolerate a loss of some or all of your investment and are willing to make an investment that has the same downside market risk as that of a hypothetical direct investment in the basket

■You believe that the final basket value will be greater than the initial basket value and you understand and accept that any positive return that you earn on the PLUS will not exceed the maximum gain

■You can tolerate fluctuations in the market prices of the PLUS prior to maturity that may be similar to or exceed the fluctuations in the value of the basket

■You do not seek current income from your investment and are willing to forgo any dividends or other distributions paid on the basket components

■You are willing and able to hold the PLUS to maturity, a term of approximately 12 months, and accept that there may be little or no secondary market for the PLUS

■You understand and are willing to accept the risks associated with the basket and the basket components

■You are willing to assume the credit risk of BNS for all payments under the PLUS, and you understand that if BNS defaults on its obligations you may not receive any amounts due to you including any repayment of principal

The PLUS may not be suitable for you if:

■You do not fully understand or are unwilling to accept the risks of an investment in the PLUS, including the risk that you may lose up to 100% of your investment in the PLUS

■You require an investment that provides for at least partial or contingent protection against loss of principal

■You are not willing to make an investment that has the same downside market risk as that of a hypothetical direct investment in the basket

■You believe that the final basket value will be less than or equal to the initial basket value

■You seek an investment that has an unlimited return potential or you do not understand or cannot accept that your potential return on the PLUS is limited to the maximum gain

■You cannot tolerate fluctuations in the market price of the PLUS prior to maturity that may be similar to or exceed the fluctuations in the value of the basket

■You seek current income from your investment or prefer to receive any dividends or other distributions paid on the basket components

■You are unable or unwilling to hold the PLUS to maturity, a term of approximately 12 months, or seek an investment for which there will be an active secondary market

■You do not understand or are not willing to accept the risks associated with the basket and the basket components

■You are not willing to assume the credit risk of BNS for all payments under the PLUS, including any repayment of principal

July 2026 Page 5

$253,000 PLUS Based on the Value of an Equally Weighted Basket Consisting of Ten Stocks due August 11, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

How the PLUS Work

Hypothetical Examples

The below examples are based on the following terms and are purely hypothetical (the actual terms of your PLUS are specified on the cover hereof).

Investors will not be entitled to receive any dividends or any other distributions paid with respect to the basket components or any periodic interest. You should carefully consider whether an investment that does not provide for any dividends or any other distributions or periodic interest is appropriate for you. All payments on the PLUS are subject to the credit risk of BNS.

Stated principal amount:	$1,000.00 per PLUS
Leverage factor:	150%
Initial basket value:	100
Maximum payment at maturity:	$1,512.40 per PLUS
Maximum gain:	51.24%
Minimum payment at maturity:	None

EXAMPLE 1: The value of the basket increases over the term of the PLUS and the payment at maturity is less than the maximum payment at maturity.

Final basket value	104
Basket return	(104 – 100) / 100 = 4.00%
Payment at maturity	= $1,000.00 + leveraged upside payment, subject to the maximum payment at maturity
= $1,000.00 + ($1,000.00 × leverage factor × basket return), subject to the maximum payment at maturity
= $1,000.00 + ($1,000.00 × 150% × 4.00%), subject to the maximum payment at maturity
= $1,060.00

In Example 1, the final basket value is greater than the initial basket value and the basket return is 4.00%. Accordingly, investors receive the stated principal amount at maturity plus a return equal to 150% times the basket return, resulting in a payment at maturity of $1,060.00 per PLUS (a total return of 6.00%).

EXAMPLE 2: The value of the basket increases over the term of the PLUS such that the payment at maturity is equal to the maximum payment at maturity.

Final basket value	150
Basket return	(150 – 100) / 100 = 50.00%
Payment at maturity	= $1,000.00 + leveraged upside payment, subject to the maximum payment at maturity
= $1,000.00 + ($1,000.00 × leverage factor × basket return), subject to the maximum payment at maturity
= maximum payment at maturity of $1,512.40 per PLUS

In Example 2, the final basket value is greater than the initial basket value and the basket return is 50.00%. Under the terms of the PLUS, investors will realize the maximum payment at maturity if the basket return is 34.16% or higher. Therefore, in this example, investors receive the maximum payment at maturity of $1,512.40 per stated principal amount, even though the basket has increased by an amount significantly greater than the return represented by the maximum payment at maturity.

July 2026 Page 6

$253,000 PLUS Based on the Value of an Equally Weighted Basket Consisting of Ten Stocks due August 11, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

EXAMPLE 3: The value of the basket declines over the term of the PLUS and the final basket value is less than the initial basket value.

Final basket value	40
Basket return	(40 – 100) / 100 = -60.00%
Payment at maturity	= $1,000.00 + ($1,000.00 × basket return)
= $1,000.00 + ($1,000.00 × -60.00%)
= $1,000.00 - $600.00
= $400.00

In Example 3, the final basket value is less than the initial basket value and the basket return is -60.00%. Because the final basket value is less than the initial basket value, investors are fully exposed to the decline of the basket from the initial basket value to the final basket value, resulting in a payment at maturity of $400.00 per PLUS (a return on investment of -60.00%).

If the final basket value is less than the initial basket value, you will lose 1% for every 1% that the final basket value falls below the initial basket value and you could lose up to your entire investment in the PLUS.

July 2026 Page 7

$253,000 PLUS Based on the Value of an Equally Weighted Basket Consisting of Ten Stocks due August 11, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the PLUS. For further discussion of these and other risks, you should read the section entitled “Additional Risk Factors Specific to the Notes” of the accompanying product supplement and “Risk Factors” of the accompanying prospectus supplement and of the accompanying prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the PLUS.

Risks Relating to Return Characteristics

■The PLUS do not provide any protection against loss; you may lose up to your entire investment. The PLUS differ from ordinary debt securities in that BNS will not necessarily repay the stated principal amount of the PLUS at maturity. BNS will pay you the stated principal amount of your PLUS at maturity only if the final basket value is equal to or greater than the initial basket value. You will be exposed on a 1-for-1 basis to any decline in the value of the basket from the initial basket value to the final basket value. If the final index value is less than the initial index value, you will lose 1% of your principal for every 1% that the final index value falls below the initial index value. You may lose up to your entire investment in the PLUS.

■The stated payout from the issuer applies only at maturity. You should be willing to hold your PLUS to maturity. The stated payout, including the benefit of the leverage factor, is available only if you hold your PLUS to maturity. If you are able to sell your PLUS prior to maturity in the secondary market, you may have to sell them at a loss relative to your investment in the PLUS even if the then-current value of the basket is greater than the initial basket value.

■Your potential return on the PLUS is limited to the maximum gain. The return potential of the PLUS is limited to the maximum gain. Therefore, you will not benefit from any positive basket return in excess of an amount that, when multiplied by the leverage factor, exceeds the maximum gain. Your return on the PLUS may be less than that of a hypothetical direct investment in the basket or the basket components.

■You will not receive any interest payments. BNS will not pay any interest with respect to the PLUS.

■The amount payable on the PLUS is not linked to the value of the basket at any time other than the valuation date. The final basket value will be based on the basket component closing values on the valuation date, subject to postponement for non-trading days with respect to any basket component and certain market disruption events. If the values of one or more basket components fall on the valuation date, the payment at maturity may be significantly less than it would have been had the payment at maturity been linked to the value of the basket at any time prior to such drop(s). Although the basket component closing values on the maturity date or at other times during the term of the securities may be higher than the basket component closing values on the valuation date, the payment at maturity will be based solely on the basket component closing values on the valuation date.

■Owning the PLUS is not the same as owning the basket components. The return on your PLUS may not reflect the return you would realize if you actually owned the basket components. For instance, you will not benefit from any positive basket return in excess of an amount that, when multiplied by the leverage factor, exceeds the maximum gain. Furthermore, you will not receive or be entitled to receive any dividend payments or other distributions paid on the basket components, and any such dividends or distributions will not be factored into the calculation of the payment at maturity on your PLUS. In addition, as an owner of the PLUS, you will not have voting rights or any other rights that a holder of the basket components may have.

Risks Relating to Characteristics of the Basket and the Basket Components

￭Correlation (or lack of correlation) of the basket components may adversely affect your return on the PLUS. “Correlation” is a measure of the degree to which the returns of a pair of assets are similar to each other over a given period in terms of timing and direction. Movements in the values of the basket components may not correlate with each other. At a time when the value of a basket component increases in value, the value of another basket component may not increase as much, or may even decline in value. Further, high correlation of movements in the values of the basket components could adversely affect your return on the PLUS during periods of negative performance of the basket components. Changes in the correlation of the basket components may adversely affect the market value of, and return on, your PLUS.

July 2026 Page 8

$253,000 PLUS Based on the Value of an Equally Weighted Basket Consisting of Ten Stocks due August 11, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

￭An investment in the PLUS involves market risk associated with the basket components. The return on the PLUS, which may be negative, is linked to the performance of the basket and indirectly linked to the value of the basket components. The value of the basket can rise or fall sharply due to factors specific to the basket, the basket components or the issuers of the basket components (the “basket component issuers”), such as stock or commodity price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market or commodity market volatility and values, interest rates and economic, political and other conditions. You, as an investor in the PLUS, should make your own investigation into the basket component issuers and the basket components. For additional information regarding the basket components, please see “Information About the Basket and Basket Components” below and each basket component issuer’s SEC filings referred to in this section. We urge you to review financial and other information filed periodically by the basket component issuers with the SEC.

■There can be no assurance that the investment view implicit in the PLUS will be successful. It is impossible to predict whether and the extent to which the value of the basket will rise or fall and there can be no assurance that the basket return will be positive. The basket component closing values on the valuation date (and therefore the final basket value and the basket return) will be influenced by complex and interrelated political, economic, financial and other factors that affect the basket component issuers and the basket components. You should be willing to accept the downside risks of owning equities in general and the basket components in particular, and the risk of losing some or all of your investment in the PLUS.

■There is no affiliation between BNS and the basket component issuers. The basket component issuers are not affiliates of ours and are not involved with the offering in any way, and have no obligation to consider your interests in taking any corporate actions that might affect the value of the securities. We have not made any due diligence inquiry with respect to any basket component.

■The PLUS are subject to risks associated with non-U.S. companies. Because at least one basket component issuer is incorporated in a country other than the U.S., the value of, and return on, your PLUS is based on the performance of a non-U.S. company. Investments linked to the value of non-U.S. companies involve particular risks. Non-U.S. companies may be more volatile and affected by global or domestic market developments in a different way than are the U.S. companies or the securities of companies incorporated in other countries. Both government intervention either directly or indirectly, and cross-shareholdings in non-U.S. companies, may affect trading prices and volumes. Further, non-U.S. companies are likely subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. companies.

The prices of securities of non-U.S. companies are subject to political, economic, financial and social factors that are unique to such non-U.S. country's geographical region. These factors include: recent changes, or the possibility of future changes, in the applicable non-U.S. government's economic and fiscal policies; the possible implementation of, or changes in, currency exchange laws or other laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities; fluctuations, or the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

■There are important differences between the American depositary receipts and the ordinary shares of a non-U.S. company. The PLUS are linked, in part, to the American depositary receipts of a non-U.S. company. There are important differences between the rights of holders of an American depositary receipt and the non-U.S. stock such American depositary receipt represents. The American depositary receipts are issued pursuant to a deposit agreement, which sets forth the rights and responsibilities of the depositary, the non-U.S. company and holders of the American depositary receipts, which may be different from the rights of holders of the non-U.S. stock. For example, a company may make distributions in respect of the non-U.S. stock that are not passed on to the holders of its American depositary receipts. Any such differences between the rights of holders of the American depositary receipts and the rights of holders of the ordinary shares of the non-U.S. company may be significant and may materially and adversely affect the value of the American depositary receipts and, as a result, the value of your PLUS.

■The PLUS are subject to exchange rate risk. Because American depositary receipts are denominated in U.S. dollars but represent non-U.S. equity securities that are denominated in a non-U.S. currency, changes in currency exchange rates may negatively impact the value of the American depositary receipts. The value of the non-U.S. currency may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, non-U.S. governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. Therefore, exposure to exchange rate risk may adversely affect the market value of, and return on, the PLUS.

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$253,000 PLUS Based on the Value of an Equally Weighted Basket Consisting of Ten Stocks due August 11, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Risks Relating to Estimated Value and Liquidity

￭BNS’ initial estimated value of the PLUS at the time of pricing (when the terms of your PLUS were set on the pricing date) is lower than the issue price of the PLUS. BNS’ initial estimated value of the PLUS is only an estimate. The issue price of the PLUS exceeds BNS’ initial estimated value. The difference between the issue price of the PLUS and BNS’ initial estimated value reflects costs associated with selling and structuring the PLUS, as well as hedging its obligations under the PLUS. Therefore, the economic terms of the PLUS are less favorable to you than they would have been if these expenses had not been paid or had been lower.

￭Neither BNS’ nor SCUSA’s estimated value of the PLUS at any time is determined by reference to credit spreads or the borrowing rate BNS would pay for its conventional fixed-rate debt securities. BNS’ initial estimated value of the PLUS and SCUSA’s estimated value of the PLUS at any time are determined by reference to BNS’ internal funding rate. The internal funding rate used in the determination of the estimated value of the PLUS generally represents a discount from the credit spreads for BNS’ conventional fixed-rate debt securities and the borrowing rate BNS would pay for its conventional fixed-rate debt securities. This discount is based on, among other things, BNS’ view of the funding value of the PLUS as well as the higher issuance, operational and ongoing liability management costs of the PLUS in comparison to those costs for BNS’ conventional fixed-rate debt. If the interest rate implied by the credit spreads for BNS’ conventional fixed-rate debt securities, or the borrowing rate BNS would pay for its conventional fixed-rate debt securities were to be used, BNS would expect the economic terms of the PLUS to be more favorable to you. Consequently, the use of an internal funding rate for the PLUS increases the estimated value of the PLUS at any time and has an adverse effect on the economic terms of the PLUS.

￭BNS’ initial estimated value of the PLUS does not represent future values of the PLUS and may differ from others’ (including SCUSA’s) estimates. BNS’ initial estimated value of the PLUS was determined by reference to its internal pricing models when the terms of the PLUS were set. These pricing models consider certain factors, such as BNS’ internal funding rate on the pricing date, the expected term of the PLUS, market conditions and other relevant factors existing at that time, and BNS’ assumptions about market parameters, which can include volatility of the basket and basket components, the correlation of the basket components, dividend rates, interest rates and other factors. Different pricing models and assumptions (including the pricing models and assumptions used by SCUSA) could provide valuations for the PLUS that are different, and perhaps materially lower, from BNS’ initial estimated value. Therefore, the price at which SCUSA would buy or sell your PLUS (if SCUSA makes a market, which it is not obligated to do) may be materially lower than BNS’ initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.

￭The PLUS have limited liquidity. The PLUS will not be listed on any securities exchange or automated quotation system. Therefore, there may be little or no secondary market for the PLUS. SCUSA and any other affiliates of BNS intend, but are not required, to make a market in the PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the PLUS easily. Because we do not expect that other broker-dealers will participate in the secondary market for the PLUS, the price at which you may be able to trade your PLUS is likely to depend on the price, if any, at which SCUSA is willing to purchase the PLUS from you. If at any time SCUSA does not make a market in the PLUS, it is likely that there would be no secondary market for the PLUS. Accordingly, you should be willing to hold your PLUS to maturity.

￭The price at which SCUSA would buy or sell your PLUS (if SCUSA makes a market, which it is not obligated to do) will be based on SCUSA’s estimated value of your PLUS. SCUSA’s estimated value of the PLUS is determined by reference to its pricing models and takes into account BNS’ internal funding rate. The price at which SCUSA would initially buy or sell your PLUS in the secondary market (if SCUSA makes a market, which it is not obligated to do) exceeds SCUSA’s estimated value of your PLUS at the time of pricing. As agreed by SCUSA and the distribution participants, this excess is expected to decline to zero over the period specified under “Additional Information About the PLUS — Supplemental information regarding plan of distribution (conflicts of interest); secondary markets (if any)”. Thereafter, if SCUSA buys or sells your PLUS it will do so at prices that reflect the estimated value determined by reference to SCUSA’s pricing models at that time. The price at which SCUSA will buy or sell your PLUS at any time also will reflect its then-current bid and ask spread for similar sized trades of structured notes. If SCUSA calculated its estimated value of your PLUS by reference to BNS’ credit spreads or the borrowing rate BNS would pay for its conventional fixed-rate debt securities (as opposed to BNS’ internal funding rate), the price at which SCUSA would buy or sell your PLUS (if SCUSA makes a market, which it is not obligated to do) could be significantly lower.

SCUSA’s pricing models consider certain variables, including principally BNS’ internal funding rate, interest rates (forecasted, current and historical rates), the volatility of the basket and basket components, the correlation of the basket components, price-sensitivity analysis and the time to maturity of the PLUS. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result,

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$253,000 PLUS Based on the Value of an Equally Weighted Basket Consisting of Ten Stocks due August 11, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

the actual value you would receive if you sold your PLUS in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of the PLUS determined by reference to SCUSA’s models, taking into account BNS’ internal funding rate, due to, among other things, any differences in pricing models or assumptions used by others. See “— The price of the PLUS prior to maturity will depend on a number of factors and may be substantially less than the stated principal amount” herein.

In addition to the factors discussed above, the value and quoted price of the PLUS at any time will reflect many factors and cannot be predicted. If SCUSA makes a market in the PLUS, the price quoted by SCUSA would reflect any changes in market conditions and other relevant factors, including any deterioration in BNS’ creditworthiness or perceived creditworthiness. These changes may adversely affect the value of the PLUS, including the price you may receive for the PLUS in any market making transaction. To the extent that SCUSA makes a market in the PLUS, the quoted price will reflect the estimated value determined by reference to SCUSA’s pricing models at that time, plus or minus SCUSA’s then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your PLUS, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your PLUS in a secondary market sale.

There is no assurance that SCUSA or any other party will be willing to purchase your PLUS at any price and, in this regard, SCUSA is not obligated to make a market in the PLUS. See “— The PLUS have limited liquidity” herein.

￭The price of the PLUS prior to maturity will depend on a number of factors and may be substantially less than the stated principal amount. The price at which the PLUS may be sold prior to maturity will depend on a number of factors. Some of these factors include, but are not limited to: (i) actual or anticipated changes in the value of the basket and basket components over the full term of the PLUS, (ii) volatility of the value of the basket and the basket components and the market's perception of the future volatility of the foregoing, (iii) correlation of the basket components, (iv) changes in interest rates generally, (v) any actual or anticipated changes in our credit ratings or credit spreads, (vi) dividend yields on the basket components and (vii) time remaining to maturity. In particular, because the provisions of the PLUS relating to the payment at maturity behave like options, the value of the PLUS will vary in ways which are non-linear and may not be intuitive.

Depending on the actual or anticipated value of the basket, the price of the basket components and other relevant factors, the market value of the PLUS may decrease and you may receive substantially less than the stated principal amount if you sell your PLUS prior to maturity regardless of the value of the basket and the basket components at such time.

See “Additional Risk Factors Specific to the Notes — Risks Relating to Liquidity — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” in the accompanying product supplement.

Risks Relating to General Credit Characteristics

￭Payments on the PLUS are subject to the credit risk of BNS. The PLUS are senior unsecured debt obligations of BNS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the PLUS, including any repayment of principal, depends on the ability of BNS to satisfy its obligations as they come due. As a result, BNS’ actual and perceived creditworthiness may affect the market value of the PLUS. If BNS were to default on its obligations, you may not receive any amounts owed to you under the terms of the PLUS and you could lose your entire investment in the PLUS.

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$253,000 PLUS Based on the Value of an Equally Weighted Basket Consisting of Ten Stocks due August 11, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Risks Relating to Hedging Activities and Conflicts of Interest

■Hedging activities by BNS and SCUSA may negatively impact investors in the PLUS and cause our respective interests and those of our clients and counterparties to be contrary to those of investors in the PLUS. We, SCUSA or one or more of our other affiliates has hedged or expects to hedge our obligations under the PLUS. Such hedging transactions may include entering into swap or similar agreements, purchasing shares of the basket components and/or purchasing futures, options and/or other instruments linked to any of the foregoing. We, SCUSA or one or more of our other affiliates also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to one or more basket components, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the valuation date. We, SCUSA or one or more of our other affiliates may also enter into, adjust and unwind hedging transactions relating to other basket-, equity- or index-linked securities whose returns are linked to changes in the value of the basket and/or one or more basket components. Any of these hedging activities may adversely affect the value of the basket—directly or indirectly by affecting the price of the basket components — and therefore the market value of the PLUS and the amount you will receive, if any, on the PLUS.

You should expect that these transactions will cause BNS, SCUSA or our other affiliates, or our clients or counterparties, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the PLUS. None of BNS, SCUSA or any of our other affiliates will have any obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the PLUS, and any of the foregoing may receive substantial returns with respect to these hedging activities while the value of, and return on, the PLUS declines.

■The calculation agent can make antidilution and other adjustments that may adversely affect the market value of, and any amounts payable on, the PLUS. For antidilution and certain other events affecting a basket component, the calculation agent may make adjustments to its basket component closing value, and therefore the initial basket value, final basket value any other term of the PLUS. However, the calculation agent will not make an adjustment in response to every corporate event that could affect a basket component. If an event occurs that does not require the calculation agent to make an adjustment, the market value of, and any payment on, the PLUS may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the accompanying product supplement or this document as necessary to achieve an equitable result. Following certain reorganization events relating to a basket component issuer where such issuer is not the surviving entity, the determination as to the amount you receive at maturity may be based on the equity security of a successor to such basket component issuer in combination with any cash or any other assets distributed to holders of such basket component in such reorganization event. If a basket component is delisted or otherwise suspended from trading, the calculation agent will determine the basket component closing value of such basket component in good faith and in a manner designed to achieve a commercially reasonable result, which may include deeming the basket component closing value of such basket component on the trading day immediately preceding such event to be the basket component closing value on every remaining trading day to and including the valuation date. The occurrence of any antidilution or reorganization event and the consequent adjustments may materially and adversely affect the value of, and any amounts payable on, the PLUS.

Further, if the facility for the American depositary receipts between an applicable basket component issuer and the depositary for the American depositary receipts is terminated for any reason, then the calculation agent will determine any amounts payable on the PLUS by reference to the ordinary shares represented by such basket component. If, however, a change in law occurs with respect to the basket component, then the calculation agent may instead determine the basket component closing value of such basket component in good faith and in a manner designed to achieve a commercially reasonable result, as described above. Such delisting of the basket component or termination of the facility for such American depositary receipts, or change in law affecting the basket component, and the consequent adjustments may materially and adversely affect the price of the basket component. For more information, see the sections as described under “General Terms of the Notes — Unavailability of the Closing Value of a Reference Asset; Adjustments to a Reference Asset — Unavailability of the Closing Value of a Reference Equity”, “— Delisting of, or Change in Law Affecting, ADRs; Termination of ADR Facility” and “— Anti-Dilution Adjustments Relating to a Reference Equity” in the accompanying product supplement.

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■We, SCUSA and our other affiliates regularly provide services to, or otherwise have business relationships with, a broad client base, which has included and may include us and the basket component issuers and the market activities by us, SCUSA or our other affiliates for our or their own respective accounts or for our clients could negatively impact investors in the PLUS. We, SCUSA and our other affiliates regularly provide a wide range of financial services, including financial advisory, investment advisory and transactional services to a substantial and diversified client base. As such, we each may act as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker or lender. In those and other capacities, we, SCUSA and/or our other affiliates purchase, sell or hold a broad array of investments, actively trade securities (including the PLUS or other securities that we have issued), the basket components, derivatives, loans, credit default swaps, indices, baskets and other financial instruments and products for our or their own respective accounts or for the accounts of our customers, and we will have other direct or indirect interests, in those securities and in other markets that may not be consistent with your interests and may adversely affect the value of the basket components, the basket component issuers and therefore the basket and/or the value of the PLUS. You should assume that we or they will, at present or in the future, provide such services or otherwise engage in transactions with, among others, us and the basket component issuers, or transact in securities or instruments or with parties that are directly or indirectly related to these entities. These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports. Any of these financial market activities may, individually or in the aggregate, have an adverse effect on the value of the basket components and therefore the basket and the market for your PLUS, and you should expect that our interests and those of SCUSA and/or our other affiliates, clients or counterparties, will at times be adverse to those of investors in the PLUS.

You should expect that we, SCUSA, and our other affiliates, in providing these services, engaging in such transactions, or acting for our or their own respective accounts, may take actions that have direct or indirect effects on the PLUS or other securities that we may issue, the basket components, other securities or instruments similar to or linked to the foregoing, and that such actions could be adverse to the interests of investors in the PLUS. In addition, in connection with these activities, certain personnel within us, SCUSA or our other affiliates may have access to confidential material non-public information about these parties that would not be disclosed to investors in the PLUS.

We, SCUSA and our other affiliates regularly offer a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to the PLUS or other securities that we may issue, the basket components or other securities or instruments similar to or linked to the foregoing. Investors in the PLUS should expect that we, SCUSA and our other affiliates offer securities, financial instruments, and other products that may compete with the PLUS for liquidity or otherwise.

■Activities conducted by BNS and its affiliates may impact the value of the basket components and therefore the basket and the value of the PLUS. Trading or transactions by BNS, SCUSA or our other affiliates in the basket components, listed and/or over-the-counter options, futures, exchange-traded funds or other instruments with returns linked to the performance of any basket component may adversely affect the value of the basket components and, therefore, the market value of the basket and the PLUS. See “—     Hedging activities by BNS and SCUSA may negatively impact investors in the PLUS and cause our respective interests and those of our clients and counterparties to be contrary to those of investors in the PLUS” for additional information regarding hedging-related transactions and trading.

■The calculation agent will have significant discretion with respect to the PLUS, which may be exercised in a manner that is adverse to your interests. The calculation agent will be an affiliate of BNS. The calculation agent will determine the payment at maturity of the PLUS, if any, based on the observed basket component closing values of the basket components. The calculation agent can postpone the determination of the basket component closing values on the valuation date (and therefore the related maturity date) if a market disruption event occurs and is continuing with respect to a basket component on the valuation date.

■BNS and its affiliates may publish research or make opinions or recommendations that are inconsistent with an investment in the PLUS. BNS, SCUSA and our other affiliates may publish research from time to time on financial markets and other matters that may influence the value of the PLUS, or express opinions or provide recommendations that are inconsistent with purchasing or holding the PLUS. Any research, opinions or recommendations expressed by BNS, SCUSA or our other affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the PLUS, the basket components and, therefore, the basket to which the PLUS are linked.

Risks Relating to Canadian and U.S. Federal Income Taxation

￭Uncertain tax treatment. Significant aspects of the tax treatment of the PLUS are uncertain. You should consult your tax advisor about your tax situation. See “Additional Information About the PLUS — Tax Considerations” and “— Material Canadian Income Tax Consequences” herein.

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$253,000 PLUS Based on the Value of an Equally Weighted Basket Consisting of Ten Stocks due August 11, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Information About the Basket and Basket Components

All disclosures contained in this document regarding the basket are derived from publicly available information. BNS has not conducted any independent review or due diligence of any publicly available information with respect to the basket or any basket component. You should make your own investigation into the basket and the basket components.

We obtained the historical performance information below from Bloomberg Professional® service (“Bloomberg”), without independent verification. BNS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. The historical performance of the basket or the basket components should not be taken as an indication of their future performance, and no assurance can be given as to the basket component closing value of any basket component or the basket closing value at any time, including the valuation date.

The Basket

Because the basket is a newly created basket and its value began to be calculated only on the pricing date, there is no actual historical information about the historical basket performance as of the date of this document. Therefore, the hypothetical historical basket performance below is calculated based on publicly available information for each basket component as reported by Bloomberg without independent verification. The hypothetical historical basket performance has fluctuated in the past and may, in the future, experience significant fluctuations. The actual initial basket value was set to 100.00 on the trade date. Any hypothetical historical upward or downward trend in hypothetical historical basket performance during any period shown below is not an indication that the basket is more or less likely to increase or decrease at any time during the term of the PLUS.

The graph below illustrates the hypothetical performance of the basket from January 1, 2021 through July 31, 2026, based on the daily basket component closing values. Past hypothetical performance of the basket is not indicative of the future performance of the basket.

Basket Closing Values

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$253,000 PLUS Based on the Value of an Equally Weighted Basket Consisting of Ten Stocks due August 11, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Albemarle Corporation

According to publicly available information, Albemarle Corporation (“Albemarle”) is a developer, manufacturer and marketer of specialty chemicals for end markets. Information filed by Albemarle with the SEC can be located by reference to its SEC file number: 001-12658, or its CIK Code: 0000915913 Albemarle’s common stock is listed on the New York Stock Exchange under the ticker symbol “ALB”.

 Historical Information

The graph below sets forth the basket component closing values of Albemarle for each day from January 1, 2021 through July 31, 2026. We obtained the information in the graph below from Bloomberg.

The Common Stock of Albemarle Corporation – Daily Basket Component Closing Values January 1, 2021 to July 31, 2026

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$253,000 PLUS Based on the Value of an Equally Weighted Basket Consisting of Ten Stocks due August 11, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

KLA Corporation

According to publicly available information, KLA Corporation (“KLA”) is a supplier of process control and yield management solutions for the semiconductor and related nanoelectronics industries. Information filed by KLA with the SEC can be located by reference to its SEC file number: 000-09992, or its CIK Code: 0000319201. KLA’s common stock is listed on the Nasdaq Global Select Market under the ticker symbol “KLAC”.

 Historical Information

The graph below sets forth the basket component closing values of KLA for each day from January 1, 2021 through July 31, 2026. We obtained the information in the graph below from Bloomberg.

The Common Stock of KLA Corporation – Daily Basket Component Closing Values January 1, 2021 to July 31, 2026

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$253,000 PLUS Based on the Value of an Equally Weighted Basket Consisting of Ten Stocks due August 11, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Lam Research Corporation

According to publicly available information, Lam Research Corporation (“Lam”) is a supplier of wafer fabrication equipment and services to the semiconductor industry. Information filed by Lam with the SEC can be located by reference to its SEC file number: 000-12933, or its CIK Code: 0000707549. Lam's common stock is listed on the Nasdaq Global Select Market under the ticker symbol “LRCX”.

Historical Information

The graph below sets forth the basket component closing values of Lam for each day from January 1, 2021 through July 31, 2026. We obtained the information in the graph below from Bloomberg.

The Common Stock of Lam Research Corporation – Daily Basket Component Closing Values January 1, 2021 to July 31, 2026

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$253,000 PLUS Based on the Value of an Equally Weighted Basket Consisting of Ten Stocks due August 11, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

MP Materials Corp.

According to publicly available information, MP Materials Corp. (“MP Materials”) is a producer of rare earth materials in the Western Hemisphere. Information filed by MP Materials with the SEC can be located by reference to its SEC file number: 001-39277, or its CIK Code: 0001801368. MP Materials’ common stock is listed on the New York Stock Exchange under the ticker symbol “MP”.

 Historical Information

The graph below sets forth the basket component closing values of MP Materials for each day from January 1, 2021 through July 31, 2026. We obtained the information in the graph below from Bloomberg.

The Common Stock of MP Materials Corp. – Daily Basket Component Closing Values January 1, 2021 to July 31, 2026

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$253,000 PLUS Based on the Value of an Equally Weighted Basket Consisting of Ten Stocks due August 11, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Micron Technology, Inc.

According to publicly available information, Micron Technology, Inc. (“Micron”) and its subsidiaries operate, manufacture and market memory and storage technologies, packaging solutions and semiconductor systems for computing, networking, automotive and mobile products. Information filed by Micron with the SEC can be located by reference to its SEC file number: 001-10658, or its CIK Code: 0000723125. Micron’s common stock is listed on the Nasdaq Global Select Market under the ticker symbol “MU”.

 Historical Information

The graph below sets forth the basket component closing values of Micron for each day from January 1, 2021 through July 31, 2026. We obtained the information in the graph below from Bloomberg.

The Common Stock of Micron Technology, Inc. – Daily Basket Component Closing Values January 1, 2021 to July 31, 2026

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$253,000 PLUS Based on the Value of an Equally Weighted Basket Consisting of Ten Stocks due August 11, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

NVIDIA Corporation

According to publicly available information, NVIDIA Corporation (“NVIDIA”) is a visual computing company that designs and develops graphics processing units and artificial intelligence. Information filed by NVIDIA with the SEC can be located by reference to its SEC file number: 000-23985, or its CIK Code: 0001045810. NVIDIA’s common stock is listed on the Nasdaq Global Select Market under the ticker symbol “NVDA”.

 Historical Information

The graph below sets forth the basket component closing values of NVIDIA for each day from January 1, 2021 through July 31, 2026. We obtained the information in the graph below from Bloomberg.

The Common Stock of NVIDIA Corporation – Daily Basket Component Closing Values January 1, 2021 to July 31, 2026

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$253,000 PLUS Based on the Value of an Equally Weighted Basket Consisting of Ten Stocks due August 11, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Palantir Technologies Inc.

According to publicly available information, Palantir Technologies Inc. (“Palantir”) builds software platforms for government and commercial institutions. Information filed by Palantir with the SEC can be located by reference to its SEC file number: 001-39540, or its CIK Code: 0001321655. Palantir’s common stock is listed on the Nasdaq Global Select Market under the ticker symbol “PLTR”.

 Historical Information

The graph below sets forth the basket component closing values of Palantir for each day from January 1, 2021 through July 31, 2026. We obtained the information in the graph below from Bloomberg.

The Common Stock of Palantir Technologies Inc. – Daily Basket Component Closing Values January 1, 2021 to July 31, 2026

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$253,000 PLUS Based on the Value of an Equally Weighted Basket Consisting of Ten Stocks due August 11, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Rio Tinto plc

According to publicly available information, Rio Tinto plc (“Rio Tinto”) is a mining company that focuses on finding, mining and processing mineral resources, with products including aluminum, copper, diamonds, gold, industrial minerals, iron ore and uranium. Information filed by Rio Tinto with the SEC can be located by reference to its SEC file number: 001-10533, or its CIK Code: 0000863064. Rio Tinto’s American depositary receipts are listed on the New York Stock Exchange under the ticker symbol “RIO”.

 Historical Information

The graph below sets forth the basket component closing values of Rio Tinto for each day from January 1, 2021 through July 31, 2026. We obtained the information in the graph below from Bloomberg.

The American depositary receipts of Rio Tinto plc – Daily Basket Component Closing Values January 1, 2021 to July 31, 2026

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$253,000 PLUS Based on the Value of an Equally Weighted Basket Consisting of Ten Stocks due August 11, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Rockwell Automation, Inc.

According to publicly available information, Rockwell Automation, Inc. (“Rockwell Automation”) produces industrial automation and digital products. Information filed by Rockwell Automation with the SEC can be located by reference to its SEC file number: 001-12383, or its CIK Code: 0001024478. Rockwell Automation’s common stock is listed on the New York Stock Exchange under the ticker symbol “ROK”.

 Historical Information

The graph below sets forth the basket component closing values of Rockwell Automation for each day from January 1, 2021 through July 31, 2026. We obtained the information in the graph below from Bloomberg.

The Common Stock of Rockwell Automation, Inc. – Daily Basket Component Closing Values January 1, 2021 to July 31, 2026

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$253,000 PLUS Based on the Value of an Equally Weighted Basket Consisting of Ten Stocks due August 11, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

RTX Corporation

According to publicly available information, RTX Corporation (“RTX”) is an aerospace and defense company that provides advanced systems and services for commercial, military and government customers worldwide. Information filed by RTX with the SEC can be located by reference to its SEC file number: 001-00812, or its CIK Code: 0000101829. RTX’s common stock is listed on the New York Stock Exchange under the ticker symbol “RTX”.

 Historical Information

The graph below sets forth the basket component closing values of RTX for each day from January 1, 2021 through July 31, 2026. We obtained the information in the graph below from Bloomberg.

The Common Stock of RTX Corporation – Daily Basket Component Closing Values January 1, 2021 to July 31, 2026

This document relates only to the PLUS offered hereby and does not relate to the basket components or other PLUS linked to the basket or any basket component. We have derived all disclosures contained in this document regarding the basket components from the publicly available documents described in the preceding paragraphs. In connection with the offering of the PLUS, none of us or any of our affiliates have participated in the preparation of such documents or made any due diligence inquiry with respect to the basket.

Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the basket components is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described above) that would affect the trading price of the basket components (and therefore the price of the basket components at the time we price the PLUS) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the basket components could affect the value received at maturity with respect to the PLUS and therefore the value of the PLUS.

Neither the issuer nor any of its affiliates makes any representation to you as to the performance of the basket or any basket component.

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$253,000 PLUS Based on the Value of an Equally Weighted Basket Consisting of Ten Stocks due August 11, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Additional Information About the PLUS

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Trustee:	Computershare Trust Company, N.A.
Calculation agent:	Scotia Capital Inc.
Trading day:	As specified in the product supplement under “General Terms of the Notes — Special Calculation Provisions — Trading Day”.
Business day:	As specified in the product supplement under “General Terms of the Notes — Special Calculation Provisions — Business Day”.
Tax redemption:

Notwithstanding anything to the contrary in the accompanying product supplement, the provisions set forth under “General Terms of the Notes — Payment of Additional Amounts” and “General Terms of the Notes — Tax Redemption” shall not apply to the PLUS.

Canadian bail-in:	The PLUS are not bail-inable debt securities under the CDIC Act.
Terms incorporated:

All of the terms appearing above the item under the caption “General Terms of the Notes” in the accompanying product supplement, as modified by this document, and for purposes of the foregoing, the terms used herein mean the corresponding terms as defined in the accompanying product supplement, as specified below:

	Term used herein	Corresponding term in the accompanying product supplement
	basket component	reference equity
	stated principal amount	principal amount
	original issue date	issue date
	valuation date	final valuation date
	basket component closing value	closing value
	initial basket value	initial value
	final basket value	final value
	basket return	reference asset return
	leverage factor	participation rate
Additional information regarding estimated value of the PLUS:

On the cover page of this pricing supplement, BNS has provided the initial estimated value for the PLUS. The estimated value was determined by reference to BNS’ internal pricing models, which take into consideration certain factors, such as BNS’ internal funding rate on the pricing date and BNS’ assumptions about market parameters. For more information about the initial estimated value, see “Risk Factors — Risks Relating to Estimated Value and Liquidity” herein.

The economic terms of the PLUS are based on BNS’ internal funding rate, which is the rate BNS would pay to borrow funds through the issuance of similar market-linked securities and the economic terms of certain related hedging arrangements. Due to these factors, the issue price you pay to purchase the PLUS is greater than the initial estimated value of the PLUS. BNS’ internal funding rate is typically lower than the rate BNS would pay when it issues conventional fixed rate debt securities as discussed further under “Risk Factors — Risks Relating to Estimated Value and Liquidity — Neither BNS’ nor SCUSA’s estimated value of the PLUS at any time is determined by reference to credit spreads or the borrowing rate BNS would pay for its conventional fixed-rate debt securities”. BNS’ use of its internal funding rate reduces the economic terms of the PLUS to you. We urge you to read the “Risk Factors” in this pricing supplement for additional information.

Material Canadian income tax consequences:

See “Supplemental Discussion of Canadian Tax Consequences” in the accompanying product supplement. In addition to the assumptions, limitations and conditions described therein, such discussion assumes that no amount paid or payable to a Non-Resident Holder will be a deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of paragraph 18.4(3)(b) of the Act.

Tax considerations:

The U.S. federal income tax consequences of your investment in the PLUS are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the PLUS. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Material U.S. Federal Income Tax Consequences”, in the accompanying product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended

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(the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the PLUS, and the following discussion is not binding on the IRS.

U.S. Tax Treatment. Pursuant to the terms of the PLUS, BNS and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize your PLUS as prepaid derivative contracts with respect to the basket. If your PLUS are so treated, you should generally recognize long-term capital gain or loss if you hold your PLUS for more than one year (and, otherwise, short-term capital gain or loss) upon the taxable disposition (including cash settlement) of your PLUS, in an amount equal to the difference between the amount you receive at such time and the amount you paid for your PLUS. The deductibility of capital losses is subject to limitations.

Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that it would be reasonable to treat your PLUS in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the PLUS, it is possible that your PLUS could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the PLUS could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences”, in the accompanying product supplement.

Section 1297. We will not attempt to ascertain whether any basket component issuer would be treated as a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the Code. If any such entity were so treated, certain adverse U.S. federal income tax consequences might apply to a U.S. holder upon the taxable disposition (including cash settlement) of a security. U.S. holders should refer to information filed with the SEC or the equivalent governmental authority by such entities and consult their tax advisors regarding the possible consequences to them if any such entity is or becomes a PFIC.

Except to the extent otherwise required by law, BNS intends to treat your PLUS for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement, unless and until such time as the Treasury and the IRS determine that some other treatment is more appropriate.

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the PLUS. According to Notice 2008-2, the IRS and the Treasury are considering whether a holder of an instrument such as the PLUS should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the PLUS will ultimately be required to accrue income currently and this could be applied on a retroactive basis. According to the Notice, the IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the PLUS, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.

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Specified Foreign Financial Assets. Certain U.S. holders that own “specified foreign financial assets” in excess of an applicable threshold may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. U.S. holders are urged to consult their tax advisors as to the application of this legislation to their ownership of the PLUS.

Non-U.S. Holders. Subject to Section 897 of the Code and Section 871(m) of the Code, and FATCA, each as discussed below, if you are a non-U.S. holder you should generally not be subject to U.S. withholding tax with respect to payments on your PLUS or to generally applicable information reporting and backup withholding requirements with respect to payments on your PLUS if you comply with certain certification and identification requirements as to your non-U.S. status (by providing us (and/or the applicable withholding agent) with a fully completed and duly executed applicable IRS Form W-8). Subject to Section 897 of the Code and Section 871(m) of the Code, discussed below, gain realized from the taxable disposition of a PLUS generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by you in the U.S., (ii) you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) you have certain other present or former connections with the U.S.

Section 897. We will not attempt to ascertain whether any basket component issuer would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the PLUS should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any such entity and/or the PLUS were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a PLUS upon a taxable disposition of the PLUS to U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any such entity as a USRPHC and/or the PLUS as USRPI.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2027.

Based on our determination that the PLUS are not “delta-one” with respect to the basket or any basket component, our special U.S. tax counsel is of the opinion that the PLUS should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the PLUS are set. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after the date the terms are set, it is possible that your PLUS could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the basket, any basket component or your PLUS, and following such occurrence your PLUS could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the PLUS under these rules if you enter, or have entered, into other transactions in respect of the basket, any basket component or the PLUS. If you enter, or have entered, into other transactions in respect of the basket, any basket component or the PLUS should consult your tax advisor regarding the application of Section 871(m) of the Code to your PLUS in the context of your other transactions.

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Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the PLUS, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the PLUS.

FATCA. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their PLUS through a foreign entity) under the FATCA rules.

Backup Withholding and Information Reporting. The proceeds received from a taxable disposition of the PLUS will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions...Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders. The PLUS may be subject to U.S. federal estate tax if an individual non-U.S. holder holds the PLUS at the time of his or her death. The gross estate of a non-U.S. holder domiciled outside the U.S. includes only property situated in the U.S. Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the PLUS at death.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of PLUS purchased after the bill was enacted to accrue interest income over the term of the PLUS despite the fact that there will be no interest payments over the term of the PLUS.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the PLUS to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your PLUS. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your PLUS.

Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the PLUS arising under the laws of any state, local,

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non-U.S. or other taxing jurisdiction (including that of BNS and those of the basket component issuers).

Supplemental information regarding plan of distribution (conflicts of interest); secondary markets (if any):

SCUSA, our affiliate, has agreed to purchase the PLUS at the stated principal amount and, as part of the distribution of the PLUS, has agreed to sell the PLUS to Morgan Stanley Wealth Management with an underwriting discount of $15.00 reflecting a fixed sales commission of $10.00 and a fixed structuring fee of $5.00 per $1,000.00 stated principal amount of PLUS that Morgan Stanley Wealth Management sells. BNS or an affiliate may also pay a fee to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering.

BNS, SCUSA or any other affiliate of BNS may use this document, the accompanying product supplement and the accompanying prospectus in a market-making transaction for any PLUS after their initial sale. In connection with the offering, BNS, SCUSA, any other affiliate of BNS or any other securities dealers may distribute this document, the accompanying product supplement and the accompanying prospectus electronically. Unless BNS or its agent informs the purchaser otherwise in the confirmation of sale, this document, the accompanying product supplement and the accompanying prospectus are being used in a market-making transaction.

Conflicts of Interest — SCUSA is an affiliate of BNS and, as such, has a “conflict of interest” in this offering within the meaning of the Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, BNS will receive the gross proceeds from the initial public offering of the PLUS, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. SCUSA is not permitted to sell securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

In the ordinary course of their various business activities, SCUSA, and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of BNS. SCUSA, and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

SCUSA and its affiliates may offer to buy or sell the PLUS in the secondary market (if any) at prices greater than BNS’ internal valuation — The value of the PLUS at any time will vary based on many factors that cannot be predicted. However, the price (not including SCUSA’s or any affiliates’ customary bid-ask spreads) at which SCUSA or any affiliate would offer to buy or sell the PLUS immediately after the pricing date in the secondary market is expected to exceed the initial estimated value of the PLUS as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 6 weeks after the pricing date, provided that SCUSA may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, SCUSA and its affiliates intend, but are not required, to make a market for the PLUS and may stop making a market at any time. For more information about secondary market offers and the initial estimated value of the PLUS, see “Risk Factors” herein.

Prohibition of sales to EEA retail investors:

The PLUS are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the PLUS or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the PLUS or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Prohibition of sales to United Kingdom retail investors:	The only categories of person in the United Kingdom to whom this document may be distributed are those persons who (i) have professional experience in matters relating

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to investments falling within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”)), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, or (iii) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons in (i)-(iii) above together being referred to as “Relevant Persons”). This document is directed only at Relevant Persons and must not be acted on or relied on by persons who are not Relevant Persons. Any investment or investment activity to which this document relates is available only to Relevant Persons and will be engaged in only with Relevant Persons. This document may only be provided to persons in the United Kingdom in circumstances where section 21(1) of FSMA does not apply to BNS. The PLUS are not being offered to “retail investors” within the meaning of the Packaged Retail and Insurance-based Investment Products Regulations 2017 and accordingly no Key Information Document has been produced under these regulations.

Validity of the PLUS:

In the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP, as special counsel to BNS, when the PLUS offered by this pricing supplement have been executed and issued by BNS and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the PLUS will be valid and binding obligations of BNS, enforceable against BNS in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Canadian law, Fried, Frank, Harris, Shriver & Jacobson LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by Osler, Hoskin & Harcourt LLP, Canadian legal counsel for BNS, in its opinion expressed below. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the PLUS, authentication of the PLUS and the genuineness of signatures and certain factual matters, all as stated in the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP dated October 9, 2024 filed with the SEC as Exhibit 5.3 to the Registration Statement on Form F-3 on October 9, 2024.

In the opinion of Osler, Hoskin & Harcourt LLP, the issue and sale of the PLUS has been duly authorized by all necessary corporate action of BNS in conformity with the Indenture, and when the PLUS have been duly executed, authenticated and issued in accordance with the Indenture, and delivered against payment therefor, the PLUS will be validly issued and, to the extent validity of the PLUS is a matter governed by the laws of the Province of Ontario or the federal laws of Canada applicable therein, will be valid obligations of BNS, subject to the following limitations (i) the enforceability of the Indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, preference, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the Indenture may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction; (iii) pursuant to the Currency Act (Canada) a judgment by a Canadian court must be awarded in Canadian currency and that such judgment may be based on a rate of exchange in existence on a day other than the day of payment; and (iv) the enforceability of the Indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the Indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the Trustees’ authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated October 9, 2024, which has been filed as Exhibit 5.2 to BNS’ Form F-3 filed with the SEC on October 9, 2024.

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